Exhibit 99.1
Dear Shareholders and Friends of First Business:
“Your Success Comes First” at First Business. I’m proud to report that in the first nine months of 2011 we continued to deliver first-rate results, and that means success for each of us — shareholder, client, and employee alike.
The strength of our franchise can be seen across the board. We’ve seen robust net interest margin expansion and double-digit revenue growth, despite the sobering economic environment. We’ve become more efficient by containing costs, and our asset quality is improving significantly. We achieved this success, in part, by capitalizing on the disruption in the Wisconsin banking industry, earning new client business through our talented, experienced bankers who are dedicated to providing unparalleled service to our new and existing client base. While other banks retreated, we’ve been on the ground, taking deposits, making loans — growing shareholder value.
First Business’ core earnings for the first nine months of 2011 grew 27%, or $2.5 million, over the same period last year. After tax expense and loan and lease loss provision, our net income of $6.0 million grew by $5.7 million over the first nine months of 2010. Excluding the impact of last year’s $2.7 million goodwill impairment, net income for the nine months ended September 30, 2011 grew $3.0 million or 99% over the prior year.
Our success in achieving this bottom-line growth is driven by meaningful improvement in top-line revenue, which grew more than 10% over the first nine months of 2010. We achieved solid, sustainable results in virtually every aspect of our business, a testament to the strength of our organic business development efforts.
During the first nine months of 2011 net interest income grew 12%, reflective of 8% growth in in-market deposits and a 38 basis point decline in the rate paid on interest-bearing deposits compared to the same period of 2010. As a result of these factors, our net interest margin jumped 28 basis points to 3.31% in the first nine months of this year. Despite deposit rates that remain historically low, our existing clients and many new clients have trusted even more deposits to us in 2011. We’re pleased and humbled that they view First Business as a trusted partner and a safe haven for their critical cash balances and operating accounts.
We’ve also built a first-class Trust & Investment Services team, and we’re proud to report that our clients have entrusted $582 million in assets under management and administration to their care — that’s 18%, or $90 million, more than just one year ago. These services generated over $1.9 million in fee income during the first nine months of this year — 10% higher than in the same period of 2010.
Double-digit revenue growth coupled with disciplined cost containment efforts significantly improved our efficiency ratio for the first nine months of 2011, bringing it down to 63.0%. This efficiency ratio — which measures operating expense as a percentage of operating revenue — is considerably better than each of the preceding five years, which ranged from a high of 71.0% in 2007 to a low of 65.8% in 2010. This is truly a testament to our balanced and measured approach to business.

It’s an approach that has served us well in this uncertain economic environment. As bankers, we have little control over many of the core drivers of and challenges to our profitability — loan demand, interest rate policy, regulation, unemployment levels, GDP growth. At First Business it’s part of our culture to focus squarely on those factors within our control, and we’ve done that very well over the last year.
We’ve closely managed our problem assets by working on a loan by loan, client by client basis. We’re proud of our ability to work with clients through all phases of their financial health. We ensure we’re doing everything we can to support struggling borrowers while safeguarding the health of our balance sheet — and our asset quality metrics demonstrate the significant progress we’ve made.
Our ratio of non-accrual loans and leases to total loans and leases fell from 4.37% at December 31, 2010 to 3.14% at September 30, 2011. The improvement reflects a 30% decline in non-accrual loans and leases over the past nine months, as non-accrual outflows far outpaced non-accrual inflows. Certain reductions reflect paydowns as clients dispose of assets serving as collateral; in other cases we’re helping troubled borrowers find alternative financing that better suits their current financial condition. Even better, others have regained some ability to pay down their outstanding balances.
I’m very pleased to report that our financial strength has been further reflected in our stock’s performance. In June our stock joined the Russell Microcap Index, an addition we’re excited about for the increased market exposure it brings. Our stock price growth combined with our consistent dividend has delivered impressive returns to our shareholders. In fact, over the twelve months ended September 30, 2011, FBIZ stock provided a total return to shareholders of 75.8%, compared to declines of 21.0% and 14.7% returned by the SNL U.S. Bank Index and SNL U.S. Bank $1B-$5B Index, respectively.
At First Business we like to say, “Your Success Comes First”. We’re proud to partner with each of you, and we’re excited for the future. We thank you for your continued support and appreciate your help in spreading the word about First Business.
Sincerely,
Corey Chambas, President and CEO

Financial Highlights

	Three Months Ended			Nine Months Ended
Income Statement Data	9/30/11	9/30/10	% Change	9/30/11	9/30/10	% Change
(in thousands)
Net interest income	$14,119	$14,176	-0.4%	$42,364	$42,482	-0.3%
Non-interest income	1,728	1,671	3.4%	5,145	4,986	3.2%
Non-interest expense	6,750	6,379	5.8%	20,148	22,146	-9.0%
Net income	$2,179	$969	124.9%	$6,040	$343	NM

Common Per Share Data
Earnings — Diluted	$0.83	$0.38	118.4%	$2.32	$0.14	NM
Cash dividend declared	0.07	0.07	0.0%	0.21	0.21	0.0%
Period end tangible book value	23.48	21.88	7.3%

Balance Sheet Data	9/30/11	9/30/10	% Change
(in millions)
Total gross loans and leases	$861	$879	-2.1%
Total assets	1,136	1,123	1.1%
In-market deposits*	530	506	4.7%
Stockholders’ equity	62	56	11.2%

*	Total Deposits excluding Brokered CDs

NM =	not meaningful
Stock Performance
This table shows the high, low, and closing price for FBIZ’s common stock in recent quarters as reported by NASDAQ.

Quarter	Trade Price		Closing
Ending	High	Low	Price	Volume
9/30/11	17.23	13.32	15.93	235,105
6/30/11	15.00	11.48	14.75	329,611
3/31/11	13.50	11.19	11.70	870,087
12/31/10	14.90	8.80	13.42	170,739
9/30/10	10.35	8.67	9.25	59,198
Investor Materials
Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about the corporation which have appeared in various publications are generally available in the “Investor Relations” section of our website, www.firstbusiness.com, or may be obtained from Mr. James F. Ropella by calling (608) 232-5970 or via e-mail at jropella@firstbusiness.com.
Dividend Reinvestment and Stock Purchase Plan
The corporation offers its shareholders a convenient and economical plan to increase their investment in First Business Financial Services common stock. This plan provides a method of investing cash dividends and voluntary cash payments in additional shares of common stock without payment of brokerage commissions or service charges.
Individuals who wish to purchase FBIZ stock for the first time may also participate in this plan. For additional information about the plan and a brochure, please contact:
Computershare CIP
c/o Computershare Investor Services
P.O. Box 43078
Providence, RI 02940-3078
www.computershare.com/investor
1-800-893-4698 (U.S. and Canada)
1-781-575-3120 (Outside U.S. and Canada)

History of First Business

March 1990 – First Business Bank - Madison	1990
	1991
	1992
	1993
	1994
May 1995 – First Business Capital Corp.	1995
	1996
	1997
October 1998 – First Business Equipment Finance	1998
	1999
June 2000 – First Business Bank - Milwaukee	2000
December 2001 – First Business Trust & Investments	2001
	2002
	2003
	2004
	2005
September 2006 – First Business Bank - Northeast*	2006
	2007
	2008
	2009
	2010
	2011

*Represents Appleton, Oshkosh and Green Bay, Wisconsin.

Footprint

Appleton, WI*
Minneapolis, MN **
Milwaukee, WI*
Madison, WI *
Detroit, MI **
Chicago, IL **
Cleveland, OH**
St. Louis, MO**
Denver, CO**

* Full Service Banking Office
** Asset-Based Lending Business Development Office

First Business®
401 Charmany Drive · Madison, WI 53719

FIRST BUSINESS CEO REPORT

Third Quarter 2011

Corey Chambas,
President and CEO
First Business Financial Services

NASDAQ LISTED | FBIZ

First Business
FIRST BUSINESS FINANCIAL SERVICES®